Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2022

MELVILLE, N.Y., May 12, 2022 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three-month period ended March 31, 2022. The Company is reporting net revenue for the three-month period ended March 31, 2022, of $14,021,000, compared to $13,945,000 for the same three-month period in 2021. Additionally, the Company is reporting a net loss before income taxes of $714,000, compared to a net loss before income taxes of $377,000, for the three-month period ended March 31, 2021. The Company is reporting a net loss after-taxes of $618,000, compared, to a net loss after-taxes of $307,000 for the same three-month period a year ago. Lastly, the Company stated that its basic and diluted loss per share for the three-month periods ended March 31, 2022, and 2021, were $0.19 and $0.10, respectively.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Although our results for the first quarter of 2022 were weaker than for the same period in the prior year, the numbers do not tell the entire story. While I am pleased to report that the integration of the previously announced acquisition of the Jackson Gear business is proceeding on schedule, it should be noted that during the first quarter we incurred approximately $150,000 of expenses related to this acquisition, which are included in our selling, general and administrative expenses. Further, these expenses are acquisition-related, and should therefore not reoccur in the future. The Jackson Gear business acquisition was a strategic move for P&F, as this business will place us firmly in the larger gear market and allow us to penetrate market sectors that were previously unattainable, and therefore should increase the Company’s overall performance in the quarters to come.”

Mr. Horowitz went on to add, “With some assistance from the Jackson Gear business acquisition, which we completed in January 2022, we were able to increase both consolidated revenue, and customer open orders. However, our consolidated gross margin fell approximately $125,000, caused by among other factors, increases in imported product cost, raw materials, and direct labor, as well as higher ocean freight costs. Ocean freight continues to reflect major increases, compared to costs in early 2021. Ocean freight costs are now more than five times the prior year levels. Additionally, we incurred early-stage start-up inefficiencies related to the consolidation of the Jackson Gear acquisition, which were fully anticipated, and we believe should be resolved around mid-year.

Mr. Horowitz further stated, “We are doing our best to navigate through challenging times caused by the COVID-19 pandemic, rising inflation, and ongoing global supply chain issues. Beginning in April 2022, we passed along price increases that substantially mitigate the negative effects in the costs of our products that occurred during the first quarter of 2022, which we believe should improve the Company’s overall results moving forward.”

Mr. Horowitz concluded, “Rest assured, we firmly believe that P&F is on solid footing. We believe that with increased orders, along with the growth opportunities provided by both the Jackson Gear business acquisition and our entire company, we will get through these challenging times stronger and more profitable.

The Company will be reporting the following

TRENDS AND UNCERTAINTIES

COVID-19 PANDEMIC

On March 11, 2020, the World Health Organization designated the recent novel coronavirus, or COVID-19, as a global pandemic. COVID-19 was first detected in Wuhan City, Hubei Province, China and continued to spread, significantly impacting various markets around the world, including the United States. Various policies and initiatives have been implemented to reduce the global transmission of COVID-19.

The COVID-19 virus and the resultant global economic down-turn had a negative impact on our fiscal 2021 results and continues to negatively impact the Company during the first quarter of 2022. Additionally, we believe the on-going supply-chain crisis is related to a large degree to the pandemic. Beginning in early 2021, and worsening during the latter half of 2021, we encountered severe shipping / receiving delays of inventory / containers from our Asian suppliers, which has caused intermittent shortages of inventory. Further, we believe the COVID-19 global pandemic has been and continues to be the primary factor in the exorbitant increases in the cost of international ocean freight. In addition, the COVID-19 pandemic has caused many of our customers and potential customers to refuse on-site visits, which is critical to generating revenue. We believe that until the above issues subside, our business will likely continue to be adversely affected.

BOEING/AEROSPACE

The Federal Aviation Administration (“FAA”) and the European Union Aviation Safety Agency (“EASA”) have lifted the grounding of the 737 MAX, however, China, which is a large customer of Boeing, has not lifted the grounding on the 737 MAX aircraft. Boeing is currently holding completed 737 MAX aircraft destined for Chinese carriers. As a result of the aforementioned, and airline companies limiting deliveries of new aircraft, we believe production at Boeing of its 737 MAX aircraft is likely to remain below the production levels that existed prior to the onset of the COVID-19 pandemic and the grounding of certain aircraft.

Although the 787 Dreamliner is still in production, albeit at a reduced rate, we believe that Boeing has not been able to deliver a new aircraft to a customer for over 1 year. The FAA is in process of evaluating the manufacturing flaws and subsequent corrective actions put forth by Boeing, but a firm timeline for customer deliveries of new aircraft has not been announced.

Until these issues are fully resolved, we will likely continue to experience an adverse effect on our revenue for the foreseeable future. Additionally, production of military and other commercial aircraft throughout the industry has slowed as well, which we believe much is due to the ongoing global COVID-19 pandemic. However, we believe when all other commercial and military production lines throughout the United States come back online, an increase in our revenue should follow.

INTERNATIONAL SUPPLY CHAIN

Beginning in 2021, but magnified during the third and fourth quarters, we encountered severe delays in receiving inventory from our Asian suppliers, which led to intermittent shortages of inventory. Further, during this same period and continuing into 2022, ocean freight costs have greatly increased. This trend of higher costs and delayed deliveries have continued into 2022. We believe the major reasons for these issues include the following:

•	Increased price of fuel.
•	Shortage of shipping containers.
•	Congestion at the ports in Asia and the United States; and
•	Shortage of truck drivers in the United States.

At the present time, we believe the above-mentioned supply chain disruptions, along with increased freight and general domestic transportation costs will likely continue during the remainder of 2022. While we believe that most of these costs have been, or will be, passed on to our customers after the first quarter of 2022, there is no assurance that any additional cost increases can be passed on in the future.

INVENTORY GROWTH

Our inventory increased to $27,548,000 at March 31, 2022, from $24,021,000 at December 31, 2021. This increase, most of which took place at Florida Pneumatic, was due primarily to two factors; to increase safety stock levels, and to fulfill a large retail order that was received in late 2021 that is scheduled to ship to during the second quarter of 2022.

We believe it was strategic to bolster our safety stock levels of imported products due to the significant delays we encountered during the latter portion of 2021 and early 2022, which in turn had resulted in “out of stock” positions on several key items. Lastly, it should be noted that inventory levels during fiscal 2020, were suppressed due primarily to supply chain issues and production levels being hampered by the pandemic. As such, a portion of the inventory increase was designed to raise our inventory at all locations to safer, pre-pandemic levels, in order to provide necessary inventory for growth.

TECHNOLOGIES

We believe that over time, several newer technologies, and features will have a greater impact on the market for our traditional pneumatic tool offerings. The impact of this evolution has been felt initially by the advent of advanced cordless operated hand tools in the automotive aftermarket. We continue to analyze the practicality of developing or incorporating more advanced technologies in our tool platforms.

Other than the aforementioned, or matters that may be discussed below, there are no major trends or uncertainties that had, or we could have reasonably expected to have a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

RESULTS OF OPERATIONS

REVENUE

The tables below provide an analysis of our net revenue for the three-month periods ended March 31, 2022, and 2021:

Consolidated

	Three months ended March 31,
			Increase (decrease)
	2022	2021	$	%
Florida Pneumatic	$10,281,000	$10,901,000	$(620,000)	(5.7)%
Hy-Tech	3,740,000	3,044,000	696,000	22.9
Consolidated	$14,021,000	$13,945,000	$76,000	0.5%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended March 31,
	2022		2021		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Automotive	$3,881,000	37.7%	$4,102,000	37.6%	$(221,000)	(5.4)%
Retail	3,020,000	29.5	3,790,000	34.8	(770,000)	(20.2)
Industrial	1,444,000	14.0	1,359,000	12.5	85,000	6.3
Aerospace	1,777,000	17.3	1,528,000	14.0	249,000	16.3
Other	159,000	1.5	122,000	1.1	37,000	30.3
Total	$10,281,000	100.0%	$10,901,000	100.0%	$(620,000)	(5.7)%

When comparing the three-month periods ended March 31, 2022, and 2021, the most significant change in Florida Pneumatic’s revenue occurred within its Retail sector. The fall-off was due primarily to reduced volume in the sale of “spray guns” during the first quarter of 2022, compared to the same period in 2021. We believe that The Home Depot’s (“THD”s) purchase level of spray guns during the COVID-19 pandemic (2020 and 2021) were likely used by their customers to sanitize large areas. Accordingly, as the pandemic appears to have subsided somewhat, the need for this tool used to combat the virus has diminished. Additionally, THD discontinued eight items, which contributed to the decline in revenue. It should be noted that many of the discontinued items will be replaced with a “roll-out” scheduled to ship during the second quarter of 2022, consisting of six new items. Further, we believe revenue from the new six items should greatly offset the decline from the discontinued items. Although our Automotive revenue declined this quarter, compared to the same period in 2021, as the result in a change in a distribution channel strategy, the gross margin related to our Automotive revenue has increased. Aerospace revenue improved 16.3%, when comparing the first quarter of 2022 and 2021. This improvement was driven by an overall increase in demand throughout the sector.

Hy-Tech

Hy-Tech designs, manufactures, and sells a wide range of industrial products which are categorized as ATP for reporting purposes. In addition to Engineered Solutions, products and components manufactured for other companies under their brands are included in the OEM category in the table below. PTG revenue is comprised of products manufactured and sold by Hy-Tech’s gear business. NUMATX, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Three months ended March 31,
	2022		2021		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
OEM	$1,965,000	52.6%	$1,611,000	52.9%	$354,000	22.0%
PTG	940,000	25.1	646,000	21.2	294,000	45.5
ATP	742,000	19.8	713,000	23.4	29,000	4.1
Other	93,000	2.5	74,000	2.5	19,000	25.7
Total	$3,740,000	100.0%	$3,044,000	100.0%	$696,000	22.9%

During the first quarter of 2022, Hy-Tech continued to see signs that the ill effects of the pandemic were beginning to ease. Customer orders for all of its major product lines improved when compared to the same three-month period a year ago. Its OEM product line growth was due in large part to a general rebound in the pneumatic tool sector, with increased shipments to two large customers. The growth in PTG revenue was due to the acquisition of the Jackson Gear Company business (“JGC”). Its added revenue was partially offset by a decline in orders from a large customer. The increase in Hy-Tech’s Other revenue was due to NUMATX growth.

GROSS MARGIN/PROFIT

	Three months ended March 31 ,		Increase
	2022	2021	Amount		%
Florida Pneumatic	$3,949,000	$4,200,000	$(251,000)		(6.0)%
As percent of respective revenue	38.4%	38.5%	(0.1)%	pts
Hy-Tech	$562,000	$436,000	$126,000		28.9
As percent of respective revenue	15.0%	14.3%	0.7%	pts
Total	$4,511,000	$4,636,000	$(125,000)		(2.7)%
As percent of respective revenue	32.2%	33.2%	(1.0)%	pts

The minimal decline in Florida Pneumatic’s gross margin this quarter, compared to the same three-month period in the prior year was due primarily to product mix. Ocean freight costs continue to adversely affect our gross margin, particularly at Florida Pneumatic where we are still encountering container costs that are four to five times greater than a year ago. We are attempting to pass through a most if not all of these increases; however, we may not be able to fully neutralize the negative effects.

The improvement in Hy-Tech’s gross margin is due primarily to its overall product/customer mix. However, its manufacturing overhead absorption at PTG suffered during the quarter, as we are in the process of integrating the Jackson Gear Company acquisition. We expect that the major integration items should be resolved during the second half of 2022 and thus improve gross margin as well.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities costs, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting, and other professional fees as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2022, our SG&A was $5,173,000, compared to $4,991,000 incurred during the same three-month period in 2021. There were three significant factors contributing to the net increase. First, compensation expense increased $188,000. Compensation expense is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits. Several factors contributed to this increase, among them the staffing added in connection with the JGC acquisition, increased wages primarily related to retention incentives and annual wage adjustments and increases in companywide bonus/incentive/performance accruals. Secondly, professional fees and expenses increased $233,000, due primary to legal, accounting, and other fees incurred in connection with the JGC acquisition. Other expenses that contributed to this $233,000 increase were cyber security related costs and recruitment fees. Lastly, partially offsetting the above increases was a reduction of $273,000 in our variable expenses. Variable expenses include among other items, commissions, freight out, travel, advertising, shipping supplies and warranty costs. Driving this decline were significantly lower advertising and shipping costs at Florida Pneumatic, caused by a change in a distribution channel strategy.

INTEREST

	Three months ended March 31,		Increase (decrease)
	2022	2021	Amount	%
Interest expense attributable to:
Short-term borrowings	$48,000	$10,000	$38,000	380.0%
PPP loan	—	8,000	(8,000)	(100.0)
Amortization expense of debt issue costs	4,000	4,000	—	—

Total	$52,000	$22,000	$30,000	136.4%

Our borrowings increased during the three-month period ended March 31, 2022, compared to the same period in the prior year. This increase was driven primarily by the decision to increase safety stock levels on inventory and the acquisition in 2022 of the Jackson Gear Company business.

The average balance of short-term borrowings during the three-month periods ended March 31, 2022, and 2021, were $10,157,000 and $2,167,000, respectively.

Debt issue costs are associated with an amendment to the Credit Agreement. There were no amortizable debt issue costs incurred with Amendment No. 9, to the Credit Agreement.

INCOME TAXES

At the end of each interim reporting period, we compute an effective tax rate based upon our estimated full year results. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, the effective tax rate for the three-month periods ended March 31, 2022, and 2021, were approximately a tax benefit of 13.4%, and 18.6%, respectively. The effective tax rates for all periods presented were impacted primarily by state taxes, and non-deductible expenses. Additionally, impacting 2021’s net effective tax benefit was the enactment of the Coronavirus Aid, Relief, and Economic Security Act.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows, existing working capital and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	March 31, 2022	December 31, 2021
Working capital	$22,375,000	$24,598,000
Current ratio	2.15 to 1	3.04 to 1
Shareholders’ equity	$43,181,000	$43,840,000

Credit facility

We and the Bank entered into an amendment in April 2022 that, among other things, increased the Revolver borrowing commitment by $2,000,000 to $18,000,000 through June 30, 2022.

At March 31, 2022, there was approximately $3,360,000 available to us under our Revolver arrangement.

Should the need arise whereby the current Credit Agreement is insufficient; we believe that the current Agreement could be expanded, and/or we could obtain additional funds based on the value of our real property.

Cash flows

For the three-month period ended March 31, 2022, cash used by operating activities was $3,972,000, compared to cash used by operating activities for the year ended December 31, 2021, of $4,149,000. At March 31, 2022, our consolidated cash balance was $642,000, compared to $539,000 at December 31, 2021. Cash at our UAT subsidiary was $190,000 at March 31, 2022, and December 31, 2021, respectively. We operate under the terms and conditions of the Credit Agreement. As a result, all domestic cash receipts are remitted to Capital One lockboxes.

Our total debt to total book capitalization (total debt divided by total debt plus equity) on March 31, 2022, was 22.5%, compared to 11.6% on December 31, 2021.

Our working capital needs will increase due to anticipated growth, and a roll-out of a new tools program to our Retail customer. As a result, our Revolver borrowings will likely increase in the first half of 2022 and should then decline throughout the remainder of 2022.

During the three-month period ended March 31, 2022, we completed the JGC acquisition, with a purchase price of $2,300,000, plus acquisition expenses that included among other things, legal, accounting, and relocation expenses.

During the three-month period ended March 31, 2022, we used $380,000 for capital expenditures, compared to $68,000 during the same period in the prior year.  Capital expenditures currently planned for the remainder of 2022 are approximately $800,000, which we expect will be financed through the Credit Facility.

The major portion of these planned capital expenditures will be for new metal cutting equipment, tooling and information technology hardware and software, and the expansion of our Punxsutawney, PA facility as a result of the acquisition of Jackson Gear.

Our liquidity and capital is primarily sourced from our credit facility, and cash from operations.

IMPACT OF INFLATION

Increasing prices, most notably in freight/transportation and, to a lesser extent, the cost of raw materials and labor had a material effect on our results of operations during the three-month period ended March 31, 2022. We believe that the current and projected significant increases of inflation, the on-going volatility of freight/transportation costs, and recent geopolitical unrest will have an impact on our results of operations during 2022. At the present time we are unable to reasonably estimate said impact on our results of operations for the remainder of 2022 and beyond.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive, and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call later today at 11:00 A.M. Eastern Time, to discuss its fiscal 2021 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 1-888-394-8218. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about May 13, 2022.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc., and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time-to-time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should,” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part of the 2022 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

·	Risks related to the global outbreak of COVID-19 and other public health crises;
·	Risks associated with sourcing from overseas;
·	Disruption in the global capital and credit markets;
·	Importation delays;
·	Customer concentration;
·	Unforeseen inventory adjustments or changes in purchasing patterns;
·	Market acceptance of products;
·	Competition;
·	Price reductions;
·	Exposure to fluctuations in energy prices;
·	The strength of the retail economy in the United States and abroad;
·	Risks associated with Brexit;
·	Adverse changes in currency exchange rates;
·	Interest rates;
·	Debt and debt service requirements;
·	Borrowing and compliance with covenants under our credit facility;
·	Impairment of long-lived assets and goodwill;
·	Retention of key personnel;
·	Acquisition of businesses;
·	Regulatory environment;
·	Litigation and insurance;
·	The threat of terrorism and related political instability and economic uncertainty; and
·	Business disruptions or other costs associated with information technology, cyber-attacks, system implementations, data privacy or catastrophic losses,

and those other risks and uncertainties described in its most recent Annual Report filed on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	March 31, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Cash	$642	$539
Accounts receivable - net	9,043	7,550
Inventories	27,548	24,021
Prepaid expenses and other current assets	4,558	4,566

Total current assets	41,791	36,676

Net property and equipment	8,818	8,080
Goodwill	5,275	4,447
Other intangible assets - net	5,427	5,592
Deferred income taxes - net	446	349
Right-of-use assets – operating leases	3,771	2,969
Other assets – net	73	77
Total assets	$65,601	$58,190

Liabilities and Shareholders’ Equity
Short-term borrowings	$12,522	$5,765
Accounts payable	3,845	2,920
Accrued compensation and benefits	790	1,475
Accrued other liabilities	1,350	1,078
Current leased liabilities – operating leases	909	840

Total current liabilities	19,416	12,078

Noncurrent leased liabilities – operating leases	2,915	2,176
Other liabilities	89	96

Total liabilities	22,420	14,350

Total shareholders' equity	43,181	43,840

Total liabilities and shareholders' equity	$65,601	$58,190

P & F INDUSTRIES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months Ended March 31,
(In Thousands $)	2022	2021
Net revenue	$14,021	$13,945
Cost of sales	9,510	9,309
Gross profit	4,511	4,636
Selling, general and administrative expenses	5,173	4,991
Operating loss	(662)	(355)
Interest expense	(52)	(22)
Loss before income taxes	(714)	(377)
Income tax benefit	96	70
Net loss	$(618)	$(307)

P&F INDUSTRIES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS  (UNAUDITED)

(In Thousands $)

	Three months Ended
	March 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(618)	$(307)

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:

Non-cash and other charges:
Depreciation	443	451
Amortization of other intangible assets	157	159
Operating lease expense	232	224
Amortization of debt issue costs	4	4
Amortization of consideration payable to a customer	67	67
(Recovery of) provision for losses on accounts receivable	(12)	47
Stock-based compensation	1	2
Restricted stock-based compensation	8	13
Deferred income taxes	(102)	(70)
Loss on disposal of fixed assets	---	2
Changes in operating assets and liabilities:
Accounts receivable	(844)	(2,113)
Inventories	(3,243)	(263)
Prepaid expenses and other current assets	(144)	335
Accounts payable	716	(483)
Accrued compensation and benefits	270	372
Accrued other liabilities and other current liabilities	(672)	(97)
Operating lease liabilities	(226)	(219)
Other liabilities	(9)	(20)
Total adjustments	(3,354)	(1,589)
Net cash used in by operating activities	(3,972)	(1,896)
Cash Flows from Investing Activities:
Capital expenditures	$(380)	$(68)
Purchase of net assets of the Jackson Gear Company business	(2,300)	---
Net cash used in investing activities	(2,680)	(68)

Cash Flows from Financing Activities:
Net proceeds from short-term borrowings	6,757	2,107
Net cash provided by financing activities	6,757	2,107

Effect of exchange rate changes on cash	(2)	---
Net increase in cash	103	143
Cash at beginning of period	539	904
Cash at end of period	$642	$1,047

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(continued)

(In Thousands $)

Supplemental disclosures of cash flow information:

Cash paid for:
Interest		$36	$8
Cash paid for amounts included in the measurement of operating lease liabilities	$	---	$2

Noncash information:
Right of Use (“ROU”) assets recognized for new operating lease liabilities		$987	$23

P & F INDUSTRIES, INC., AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDIA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, IMPAIRMENT, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	For the Three Months Ended March 31,
	2022	2021
Net loss	$(618)	$(307)
Add:
Depreciation and amortization	600	610
Interest expense	52	22
Income tax benefit	(96)	(70)

EBITDA (1)	$(62)	$255

(1)	The Company discloses a tabular comparison of EBITDIA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDIA provides greater insight into the Company’s results of operations for the periods presented. EBITDIA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations